Exhibit 99.1

Medicsight and TeraRecon Announce Global Partnership

- Provides TeraRecon Customers with Joint Read CAD Technology for Lung and Colon Cancer Detection -

LONDON and SAN MATEO, Calif., Aug. 18 /PRNewswire-FirstCall/ — Medicsight (OTC Bulletin Board: MSHT), a software development company focused on the medical imaging market, and TeraRecon, Inc., a leader of advanced image processing and 3D visualization solutions for medical applications, announced today the signing of a non-exclusive partnership agreement to incorporate Medicsight’s ColonCAD and LungCAD image analysis software tools with TeraRecon’s medical imaging product offerings. The agreement will allow current and new users of TeraRecon’s flagship Aquarius family of medical imaging products to add Medicsight’s ColonCAD and LungCAD image analysis software tools.

Medicsight’s CAD (Computer Aided Detection) tools will enable radiologists to read CT scans of the colon and lung using a joint read approach. Unlike “second-read” software, in which software is employed after radiologists complete their primary review, ‘joint read’ software enables radiologists to review the original, “unfiltered” images side-by-side simultaneously, with a software-enhanced image showing regions of interest. Medicsight believes this joint read feature will improve radiologist workflow and productivity.

TeraRecon is developing a stand-alone image processing server to work in concert with existing PACS and DICOM review equipment, which will include both lung and colon cancer detection software. The processed images will be delivered to TeraRecon’s Aquarius Workstation, providing radiologists review, analysis, and tracking capabilities. TeraRecon’s Aquarius workstation provides advanced 3D and image processing capability for radiologists, while the AquariusNET server provides a central 3D processing resource accessed through thin-client software installed on regular PCs throughout the healthcare enterprise.

Medicsight believes that using CAD in a joint read increases colonic polyp and lung nodule detection efficiency by minimizing the impact on existing radiology workflows while providing valuable additional information to the radiologist.

The combined TeraRecon / Medicsight imaging system is expected to reach the market in late 2005 or early 2006 and will be debuted in November 2005 at the annual meeting of the Radiological Society of North America (RSNA) in Chicago, Ill.

David Mason, Medicsight USA CEO, commented, “We are extremely pleased to partner with TeraRecon for the incorporation of our CAD image analysis software into the Aquarius family of products. Support from a leader in advanced medical imaging systems such as TeraRecon demonstrates the revolutionary nature of our technology in the effective detection of cancer. In addition, this clearly demonstrates that our strategy to deliver clinical excellence in conjunction with partners is a winning combination. Our software continues to build momentum in wide market acceptance as the standard in analytical tools for more accurate detection and treatment of cancer.”

Robert Taylor, PhD, TeraRecon’s Chief Operating Officer, said, “Adding these important new CAD tools will help radiologists increase their confidence of diagnostic interpretation, improve their clinical workflow, and most importantly enhance patient outcomes. We are pleased to be able to offer Medicsight’s CAD software solutions which will aid in the detection and treatment of lung and colon cancer.”

Medicsight’s ColonCAD is an image-analysis software tool designed to be used with CT (computed tomography) colonography (virtual colonoscopy) to assist radiologists in searching for and measuring potential colorectal polyps by deploying a series of filters against image data derived from CT colonography. The product received clearance from the U.S. Food and Drug Administration (FDA) in October 2004 as the first joint-read CAD software product available for CT scans of the colon.

Medicsight’s LungCAD is an image-analysis software tool that assists radiologists in evaluating lesions or nodules found during CT scans of the lung. The product received FDA clearance in August 2004 as the first joint-read CAD software product available for CT scans of the lung.

About Medicsight

Medicsight is a developer of enterprise computer aided detection (CAD) software for the medical imaging market. Tested on one of the world’s largest databases of CT scan data, Medicsight’s software solutions help clinicians identify and measure suspicious lung lesions and colorectal polyps. The company’s FDA approved CAD software products, LungCAD and ColonCAD, are designed to improve workflow and productivity through a joint-read feature that allows a clinician to review the original image simultaneously with the Medicsight CAD findings. Headquartered in London, Medicsight employs more than 60 people and also has offices in the United States, Gibraltar, Japan, and China. Product and company information can be found on http://www.medicsight.com. Stock symbol: OTC Bulletin Board: MSHT

About TeraRecon

TeraRecon Inc. is a leading provider of advanced image processing systems and solutions based on patented image processing technologies. A two-time winner of the Frost and Sullivan Innovation Awards, the company has developed a state of the art family of processors that are used in real-time diagnostic workstations, enterprise-wide 3D image processing servers, color Doppler ultrasound systems, high-performance image reconstruction engines and real-time 3D volume rendering hardware engines. TeraRecon is a fast growing, privately held company with headquarters in San Mateo, CA, and branch offices in Concord, MA, Tokyo, Japan, and Osaka, Japan.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission

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Contacts:

Medicsight	The Ruth Group (investors)
David Mason,	Stephanie Carrington, 646-536-7017
CEO, Medicsight USA	Nick Laudico, 646-536-7030
615-665-9007

TeraRecon Inc.	Fleishman-Hillard (media)
Robert Taylor, COO & Executive VP	Lindsay Vidrine, 314-982-1723
650-372-1100